Exhibit 99.8

[Letterhead of The Community Bank]

Dear Member:

On behalf of the Board of Directors of The Community Bank, A Massachusetts Co-operative Bank (the “Bank”), we cordially invite you to a Special Meeting of Members to be held on October __, 2008 for the purpose of voting on two proposals.

First, we are asking for your vote in favor of a Plan of Conversion and Reorganization (the “Plan”). Under the Plan, Campello Bancorp, our mutual holding company (the “MHC”), will convert (the “Conversion”) from a Massachusetts-chartered mutual holding company to a Maryland-chartered stock holding company. In the Conversion we will (i) form Campello Bancorp, Inc. as the Maryland stock holding company (the “Stock Holding Company”); (ii) combine, by merger or otherwise, the MHC with and into the Bank; (iii) issue to the Stock Holding Company all of the Bank’s outstanding common stock; (iv) sell shares of common stock of the Stock Holding Company (the “Conversion Stock”) on a priority basis to qualifying depositors of the Bank, to the Bank’s tax-qualified employee plans and to employees, officers, directors and corporators of the Bank or the MHC, with any remaining shares to be sold to residents of the Bank’s local community and then to the public (the “Stock Offering”); and (v) pay to the Bank of a portion of the net proceeds received by the Stock Holding Company from the sale of the Conversion Stock, in return for the issuance of the Bank’s common stock to the Stock Holding Company.

Second, in furtherance of the MHC’s commitment to our community, we are asking for your vote in favor of the establishment and funding of a charitable foundation to be named The Community Bank Charitable Foundation (the “Foundation”) as part of the Conversion. The Foundation is intended to complement the Bank’s community reinvestment activities within the communities in which the Bank maintains its headquarters and banking branches and Business Resource Centers, in a manner that will allow those communities to share in the growth and profitability of the Stock Holding Company and the Bank over the long term. The Foundation will be dedicated to charitable purposes.

The Conversion will not affect any deposit accounts or borrower relationships that persons may have with the Bank. All deposit accounts in the Bank will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation (“FDIC”). In addition, all deposit accounts in the Bank will continue to be insured by the Share Insurance Fund maintained by the Co-operative Central Bank, which insures all deposits in member banks in excess of FDIC insurance limits. The Conversion will not change the interest rate or maturity of deposits at the Bank. All loans of the Bank will retain the same status after the Conversion as they had prior to the Conversion. There will be no change in the officers or staff of the Bank as part of the Conversion.

The attached Information Statement contains a more detailed analysis of the matters discussed briefly in this letter, and we urge you to read the Information Statement carefully.

The Board of Directors of the Bank believes the Conversion and the establishment and funding of the Foundation are advisable and in the best interests of the Bank and the members for the reasons discussed in the attached Information Statement, and urges you to attend the Special Meeting of Members and to vote FOR the Plan and FOR the establishment and funding of the Foundation. Your vote is very important.

Sincerely,

David W. Curtis

President and Chief Executive Officer

The Community Bank, A Massachusetts Co-operative Bank

1265 Belmont Street

Brockton, Massachusetts 02301

508-587-3210

NOTICE OF SPECIAL MEETING OF MEMBERS

To Be Held On October __, 2008

A special meeting of members (the “Special Meeting”) of The Community Bank, A Massachusetts Co-operative Bank (the “Bank”) will be held at [            ], Brockton, Massachusetts, on October __, 2008, at [            ], Massachusetts Time.

The Special Meeting is for the purpose of considering and acting upon:

1. The approval of the Plan of Conversion and Reorganization (the “Plan”). Under the Plan, Campello Bancorp, our mutual holding company (the “MHC”), will convert (the “Conversion”) from a Massachusetts-chartered mutual holding company to a Maryland-chartered stock holding company. In the Conversion we will (i) form Campello Bancorp, Inc. as the Maryland stock holding company (the “Stock Holding Company”); (ii) combine, by merger or otherwise, the MHC with and into the Bank; (iii) issue to the Stock Holding Company all of the Bank’s outstanding common stock; (iv) sell shares of common stock of the Stock Holding Company (the “Conversion Stock”) on a priority basis to qualifying depositors of the Bank, to the Bank’s tax-qualified employee plans and to employees, officers, directors and corporators of the Bank or the MHC, with any remaining shares to be sold to residents of the Bank’s local community and then to the public (the “Stock Offering”); and (v) pay to the Bank of a portion of the net proceeds received by the Stock Holding Company from the sale of the Conversion Stock, in return for the issuance of the Bank’s common stock to the Stock Holding Company.

2. The approval of the establishment and funding of a charitable foundation to be named “The Community Bank Charitable Foundation” (the “Foundation”) to be dedicated to charitable purposes within the communities in which the Bank maintains its headquarters and banking branches or Business Resource Centers.

3. Such other matters as may come properly before the Special Meeting or any adjournments of the Special Meeting.

Any action may be taken on the above proposals at the Special Meeting on the date specified above or on any date or dates to which the Special Meeting may be adjourned. The members who will be entitled to vote at the Special Meeting will be those members of the Bank as of [    ], 2008 (the “Voting Record Date”).

The attached Information Statement is a summary of information about the Bank, the MHC and the Stock Holding Company, and the proposals to be voted on at the Special Meeting. A more detailed description of the Bank, the MHC and the Stock Holding Company, and the proposals, is included in the enclosed prospectus. The Information Statement does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of the Stock Holding Company or the Bank. That offer is made only by the enclosed prospectus.

The Board of Directors of the Bank urges you to attend the Special Meeting and unanimously recommends that you vote FOR approval of the Plan and FOR approval of the establishment and funding of the Foundation. Your vote is very important.

BY ORDER OF THE BOARD OF DIRECTORS

Clerk of the Bank

Brockton, Massachusetts

October __, 2008

The Community Bank, A Massachusetts Co-operative Bank

1265 Belmont Street

Brockton, Massachusetts 02301

508-587-3210

SPECIAL MEETING OF MEMBERS TO BE HELD ON

OCTOBER __, 2008

INTRODUCTION

On April 17, 2008, the Board of Directors of the MHC and the Board of Directors of the Bank unanimously adopted the Plan by which the MHC will convert from a Massachusetts-chartered mutual holding company to a Maryland-chartered stock holding company. The Plan was amended on June 19, 2008. In addition to the Conversion, the Plan provides for the sale of Conversion Stock by the Stock Holding Company on a priority basis to qualifying depositors of the Bank, to the Bank’s tax-qualified employee plans and to employees, officers, directors and corporators of the Bank or the MHC, with any remaining shares to be sold to the local community and then to the public. In addition, the Plan provides for the payment to the Bank of a portion of the net proceeds received by the Stock Holding Company from the sale of the Conversion Stock, in return for the issuance of the Bank’s common stock to the Stock Holding Company. Finally, the Plan provides for the establishment and funding of the Foundation, which will be dedicated to charitable purposes within the communities in which the Bank maintains its headquarters, banking branches and Business Resource Centers.

This Information Statement is being furnished to members of the Bank in connection with a Special Meeting of Members to be held on October __, 2008. At the Special Meeting, members are being asked to consider and approve the Plan and the establishment and funding of the Foundation. All members must be provided this Information Statement prior to their voting on the Plan and the Foundation.

QUORUM AND VOTING

A quorum at the Special Meeting shall consist of at least 15 members. At the Special Meeting, each member as of the Voting Record Date will be entitled to cast one vote for the Plan and one vote for the establishment and funding of the Foundation. Under Massachusetts law, no voting by proxy will be permitted at the Special Meeting. Therefore, members must attend the Special Meeting in order to cast their votes.

I.	THE CONVERSION AND THE STOCK OFFERING

A.	REASONS FOR THE CONVERSION AND STOCK OFFERING

The purposes of the Conversion and Stock Offering are to (i) raise additional capital to support future growth of the Bank through, among other things, branch expansion and increased lending, as well as to respond to changing regulatory and market conditions; (ii) compete more effectively in the financial services marketplace by diversifying products and services offered to customers; (iii) offer depositors, employees, officers and directors an equity ownership interest in the Stock Holding Company; (iv) increase philanthropic endeavors to the communities served by the Bank and in which the Bank has banking offices or Business Resource Centers through the formation and funding of the Foundation to be dedicated to charitable purposes within such communities; (v) provide the Bank greater flexibility to effect corporate transactions, including mergers and acquisitions, although the Bank and the Stock Holding Company currently have no arrangements or understandings regarding any specific acquisition; and (vi) attract and retain qualified directors, management and employees through stock-based compensation plans.

Specifically, the Stock Holding Company may use the net proceeds it retains from the Stock Offering:

•	to fund a loan to a new employee stock ownership plan to purchase shares of common stock in the Stock Offering;

•	to finance the acquisition of financial institutions or other financial service companies as opportunities arise;

•	to reduce debt, including the redemption of trust preferred securities;

•	to fund working capital of the Foundation;

•	to pay cash dividends to stockholders of the Stock Holding Company;

•	to repurchase shares of Stock Holding Company common stock;

•	to invest in securities; and

•	for other general corporate purposes.

The Bank may use the net proceeds it receives from the Stock Offering:

•

to fund new loans, including one-to four-family residential mortgage loans, home equity loans and lines of credit, commercial real estate and commercial and industrial loans, construction and land development loans and consumer loans;

•	to open new branch offices and Business Resource Centers;

•	to expand its retail banking franchise by acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise;

•	to enhance existing products and services and to support the development of potential new products and services;

•	to reduce a portion of the Bank’s existing borrowings;

•	to invest in securities; and

•	for other general corporate purposes.

After the Conversion, the Stock Holding Company would have the ability to issue additional shares of its common stock to raise additional capital or in connection with mergers or acquisitions. In addition, stock ownership by officers and other employees has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The Board of Directors of the Bank believes that the Conversion and Stock Offering will provide local customers and other residents with an opportunity to become equity owners of the Bank, and thereby participate in possible stock price appreciation and cash dividends. The Board of Directors of the Bank also believes that, through expanded local stock ownership, current customers and non-customers who purchase Conversion Stock may seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank.

B.	THE MUTUAL HOLDING COMPANY CONVERSION

The following is a summary that may not contain all the information that may be important to you. More detailed information appears in the Plan and the proposed Articles of Incorporation and Bylaws for the Stock Holding Company, which are being provided to you along with this Information Statement.

The Conversion and Stock Offering

Under the Plan, the MHC will convert from a Massachusetts-chartered mutual holding company to a Maryland-chartered stock holding company. In the Conversion we will (i) form Campello Bancorp, Inc. as the Maryland stock holding company; (ii) combine, by merger or otherwise, the MHC with and into the Bank; (iii) issue to the Stock Holding Company all of the Bank’s outstanding common stock; (iv) sell the Conversion Stock on a priority basis to qualifying depositors of the Bank, to the Bank’s tax-qualified employee plans and to employees, officers, directors and corporators of the Bank or the MHC, with any remaining shares to be sold to residents of the Bank’s local community and then to the public; and (v) pay to the Bank of a portion of the net proceeds received by the Stock Holding Company from the sale of the Conversion Stock, in return for the issuance of the Bank’s common stock to the Stock Holding Company. The above steps are subject to modification as necessary to address tax considerations, or in any other manner approved by the Massachusetts Commissioner of Banks (the “Commissioner”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), that is consistent with the purposes of the Plan and applicable laws and regulations.

Upon completion of the Conversion and the Stock Offering, the corporate structure of the Stock Holding Company and the Bank will be as follows:

Public Stockholders
100% of the common stock
Campello Bancorp, Inc. (a Maryland stock corporation)
100% of the common stock
The Community Bank (a Massachusetts-chartered co-operative bank)

Following consummation of the Conversion, it is expected that the only business activities of the Stock Holding Company will be to hold all of the outstanding common stock of the Bank, to fund a loan to the Bank’s employee stock ownership plan (the “ESOP”) from a portion of the capital raised in the Stock Offering, and to contribute at least 50% of the net proceeds from the Stock Offering to the Bank as additional capital. However, in the future, the Stock Holding Company may pursue other business activities permitted by applicable laws and regulations, which may include the issuance of additional shares of common stock to raise capital or in connection with mergers or acquisitions and borrowing funds for reinvestment in the Bank. There are no current plans for any additional capital issuance, merger or acquisition.

The Conversion will not affect any borrower or other customer relationships with the Bank, as each borrowing, contract, deposit or other customer relationship will automatically continue with the Bank on the same terms and conditions as immediately prior to the Conversion. Upon completion of the Conversion, the Bank will continue to be able to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, stock co-operative banks under Massachusetts law.

Conditions to Closing of the Conversion

The Conversion will not be consummated until the following conditions are satisfied:

•	The Plan is approved by a majority of the members of the Bank, present and voting at the Special Meeting;

•	The merger of the MHC with and into the Bank, which will effect the Conversion, is approved by at least two-thirds of the corporators of the MHC;

•	The Stock Holding Company sells at least the minimum number of shares of common stock offered in the Stock Offering; and

•

We receive the final approval of the Federal Reserve Board and the Commissioner to complete the Conversion and the Stock Offering, and we receive final approval from the FDIC and the Commissioner for the merger of the MHC with and into the Bank to effect the Conversion.

Approvals and authorizations by the Federal Reserve Board, the FDIC or the Commissioner do not constitute recommendations or endorsements by such bank regulatory agencies of the Conversion or the Stock Offering.

Effective Date of the Conversion

The effective date of the Conversion will be the date upon which the Bank is owned by the Stock Holding Company and after all necessary regulatory approvals have been obtained. On the effective date, the Stock Holding Company will commence business as a newly chartered Maryland stock corporation under the name Campello Bancorp, Inc.

Federal and State Tax Consequences of the Conversion

Under the Plan, consummation of the Conversion is conditioned upon, among other things, the prior receipt by the Bank of either a private letter ruling from the Internal Revenue Service (the “IRS”) and from the Massachusetts Department of Revenue or an opinion of its legal counsel, to the effect that the consummation of the Conversion will not be a taxable to the MHC, the Bank or its depositors.

Luse Gorman Pomerenk & Schick, P.C., legal counsel to the Bank, has issued its legal opinion, which states that, under federal law: (i) the Conversion constitutes a reorganization under Section 368 of the Code; (ii) neither the Bank nor the MHC will recognize any gain or loss as a result of the Conversion; and (iii) eligible subscribers will recognize no gain or loss upon the receipt of the subscription rights.

Chu, Ring & Hazel LLP legal counsel to the Bank, has issued its legal opinion, which states that, for purposes of the Massachusetts corporate income tax, the Massachusetts income tax on co-operative banks and the Massachusetts individual income tax, the Conversion will not be a taxable transaction to the Bank, the MHC, the Stock Holding Company, the stockholders of the Stock Holding Company or the depositors of the Bank.

Unlike private letter rulings of the IRS, an opinion of counsel is not binding on the IRS or the Massachusetts Department of Revenue, and either agency could disagree with such opinions. In the event of such disagreement, there can be no assurance that the Bank, the MHC, the Stock Holding Company, the stockholders of the Stock Holding Company or the depositors of the Bank would prevail in a judicial proceeding.

Accounting Treatment of the Conversion

The Conversion will be accounted for at historical cost in a manner similar to pooling of interest accounting in accordance with GAAP. Accordingly, the carrying value of the MHC’s assets, liabilities and equity will be unaffected by the Conversion and will be reflected in the Stock Holding Company’s financial statements based on their historical amounts.

Interpretation and Amendment of the Plan

The Plan may be substantively amended by the Board of Directors of the MHC and the Bank with the concurrence of the Commissioner and, if necessary, the Federal Reserve Board and the FDIC. Any amendment to the Plan made after approval by members with the approval of the Commissioner and, if necessary, the Federal Reserve Board and the FDIC, shall not require further approval by members unless otherwise required by the Commissioner and, if necessary, the Federal Reserve Board and the FDIC. The Board of Directors of the Mutual Holding Company and the Bank may terminate the Plan at any time after the Special Meeting with the concurrence of the Commissioner and, if necessary, the Federal Reserve Board and the FDIC.

C.	STOCK OFFERING

The Stock Offering began on [            ], 2008 and must be completed by             , 2008, unless an extension is approved by the Commissioner.

The common stock is being offered for sale at a fixed price of $10.00 per share in a subscription offering in the following order of priority:

(i)	First, to depositors with accounts at the Bank with aggregate balances of at least $50 at the close of business on December 31, 2006.

(ii)	Second, to depositors, other than directors, officers or corporators, of the Bank, and their associates, with accounts at the Bank with aggregate balances of at least $50 at the close of business on March 31, 2008.

(iii)	Third, to our tax-qualified employee benefit plans, including the Bank’s employee stock ownership plan.

(iv)	Fourth, to employees, officers, directors and corporators of the Bank.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in the Massachusetts counties of Plymouth, Bristol and Barnstable. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

Purchase Price and Independent Valuation

The offering range is based on an independent appraisal by RP Financial, LC. (“RP Financial”), an appraisal firm experienced in appraisals of savings institutions. The independent valuation states that as of June 20, 2008, the estimated pro forma market value, or valuation range, of the Stock Holding Company ranged from a minimum of $20.9 million to a maximum of $28.3 million, with a midpoint of $24.6 million. The board of directors decided to offer the shares of common stock for a price of $10.00 per share. The minimum of the offering range will be 1,997,500 shares, the midpoint of the offering range will be 2,350,000 shares and the maximum of the offering range will be 2,702,500 shares. RP Financial’s estimate of the pro forma market value of the Stock Holding Company was based in part upon the financial condition and results of operations of the Bank and the MHC and the effect of the additional capital raised in the Stock Offering. RP Financial’s independent appraisal will be updated before the Conversion is completed.

Terms of the Stock Offering

The Stock Holding Company will offer between 1,997,500 and 2,702,500 shares of Conversion Stock in the Stock Offering. The offering price is $10.00 per share. The number of shares to be sold in the Stock Offering may increase by up to 15% to up to 3,107,875 shares to reflect regulatory considerations, demand for the shares, or changes in market or general financial conditions following the commencement of the Stock Offering. Unless the number of shares to be issued is increased to more than 3,107,875 shares or is decreased below 1,997,500 shares, subscribers will not have the opportunity to change or cancel their stock orders.

Purchase Limitations

Orders for Conversion Stock are limited in the following ways:

(1)	the minimum order is 25 shares;

(2)	no person, through one or more qualifying deposit accounts, or persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $300,000 of Conversion Stock;

(3)	no person and his or her associates or group of persons acting in concert, may purchase more than $400,000 of Conversion Stock; and

(4)	if the Bank receives orders for a greater number of shares than are being offered, the Bank will allocate the shares that are issued based upon deposit balances. This may result in subscribers receiving a smaller number of shares than they ordered.

The Stock Holding Company may increase or decrease, consistent with applicable regulations, the $300,000 and $400,000 purchase limitations, respectively, if it does not receive orders for at least

1,997,500 shares. Pursuant to regulations of the Massachusetts Division of Banks regarding mutual-to-stock conversions of mutual holding companies, the Stock Holding Company may authorize the ESOP to purchase up to 8.0% of the Conversion Stock to be issued and any other tax-qualified employee plans to purchase in the aggregate up to 2.0% of the Conversion Stock to be issued, without regard to the purchase limitations discussed above.

Pursuant to Massachusetts law, officers, directors, corporators and their associates in the aggregate will be permitted to purchase up to 30% of the Conversion Stock sold. Each officer, director and corporator will be subject to the same individual purchase limitations as other eligible subscribers.

Market for the Common Stock

The common stock is expected to trade on the Nasdaq Capital Market under the symbol “CBCB.” Stifel, Nicolaus & Company, Incorporated intends to make a market in the common stock but it is under no obligation to do so.

Use of Proceeds

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the Stock Offering will be until it is completed, we anticipate that the net proceeds will be between $18.4 million and $25.4 million, or $29.4 million if the offering range is increased by 15%. The Stock Holding Company expects to contribute to the Bank between $15.5 million and $16.1 million, or $16.5 million if the offering range is increased by 15%. The Stock Holding Company intends to retain between $1.2 million and $6.9 million of the net proceeds, or $10.2 million if the offering range is increased by 15%.

A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and of the distribution of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,997,500 Shares	2,350,000 Shares	2,702,500 Shares	3,107,875 Shares (1)
	(Dollars in thousands)
Offering proceeds	$19,975	$23,500	$27,025	$31,079
Less offering expenses	$(1,573)	(1,605)	(1,638)	(1,675)

Net offering proceeds	$18,402	$21,895	$25,387	$29,404

Distribution of net proceeds:
To The Community Bank	$15,487	$15,815	$16,143	$16,520
To fund loan to employee stock ownership plan	$1,674	$1,969	$2,265	$2,604
To fund working capital of charitable foundation	$50	$59	$68	$78
Retained by Campello Bancorp	$1,191	$4,052	$6,911	$10,202

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect regulatory considerations, demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

Proposed Purchases by Insiders

The following table sets forth information regarding intended common stock subscriptions by each of the directors and certain officers of the Bank, and their associates. The Bank’s directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the Stock Offering. The table excludes shares of common stock expected to be purchased by the employee stock ownership plan. The shares being acquired by the below persons are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares	Aggregate Purchase Price
William A. Payne	7,500	$75,000
David W. Curtis	5,500	$55,000
Frederick A. Lane	2,500	$25,000
Richard K. Hynes	10,000	$100,000
Jane E. Callahan	500	$5,000
Gary R. Oman	10,000	$100,000
Robert A. Rosenthal, Ph.D.	2,500	$25,000
Dennis P. Jones	1,000	$10,000
Dean M. Coe	2,500	$25,000
John R. Feeney, CFP	5,000	$50,000
Stephen J. McDuffy	2,500	$25,000
Thomas N. Sampson	15,000	$150,000
Joanna Connolly	2,500	$25,000
David J. McCormick	2,000	$20,000
Sheryl L. Walsh	500	$5,000

All directors and Named Executive Officers as a group (15 persons)	69,500	$695,000

D.	MANAGEMENT BENEFITS

Benefit Plans and Employment Agreements

Employment Agreements. The Stock Holding Company and the Bank intend to enter into individual employment agreements with David W. Curtis, President and Chief Executive Officer, Dennis P. Jones, Senior Vice President, Chief Financial Officer and Chief Operating Officer, Sheryl L. Walsh, Senior Vice President/Retail Banking and Sales and two other senior officers. The agreements with Mr. Curtis and Mr. Jones are expected to have an initial term of three years. The agreements with Ms. Walsh and the two other senior officers are expected to have an initial term of two years. The agreements will be subject to renewal at the end of the initial term. Under the agreements, the initial base salaries for Mr. Curtis, Mr. Jones and Ms. Walsh are $240,000, $156,000 and $145,000, respectively.

The executives’ employment may be terminated for cause at any time, in which event the executives would have no right to receive compensation or other benefits for any period after termination. In addition, the executives are not entitled to any additional benefits under the employment agreements upon retirement at the retirement age specified in the employment agreements. Each of the executives is entitled to severance payments and benefits in the event of his or her termination of employment under specified circumstances, including the executive’s involuntary termination of employment for reasons other than for cause, disability, death or retirement, or in the event the executive voluntarily resigns for “good reason.” In the event of the executive’s involuntary termination or resignation from employment following the occurrence of a change in control of the Stock Holding Company or the Bank, in the case of each of Messrs. Curtis and Jones, his severance payment equals three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum. In the case of Ms. Walsh and the two other senior officers, the severance payment equals two times the sum of his or her respective base salary and the highest rate of bonus awarded during the prior two years, payable in a lump sum. In the case of all employment agreements, the total payment owed to the executive in connection with a change in control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G.

As a condition to the payments to the executives described above, upon termination of employment other than in connection with a change in control, the executives agree not to compete with the Stock Holding Company or the Bank, or their affiliates for a period of two years following termination of their employment within 25 miles of any existing office of the Stock Holding Company, the Bank or their affiliates, or within 25 miles of any office for which the Stock Holding Company, the Bank, or their affiliates has filed an application for regulatory approval to establish an office.

Change-in-Control Agreements. The Bank intends to enter into change-in-control agreements with two of its other officers. One of the change-in-control agreements will provide a benefit in the event of the executive’s involuntary termination of employment or resignation for good reason (defined in the same manner as under the employment agreements) occurring within two years following a change in control, equal to two times the sum of the executive’s base salary and the highest rate of bonus awarded during the prior two years, payable in a lump sum. The second change in control agreement provides a benefit in the event of the executive’s involuntary termination of employment or resignation for good reason occurring within two years following a change in control, equal to the sum of the executive’s base salary and the bonus awarded during the prior year, payable in a lump sum. In each case, the payment owed to the executive in connection with a change in control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G.

Employee Severance Compensation Plan. The Bank intends to adopt an Employee Severance Compensation Plan to ensure the fair and equitable treatment of the Bank’s employees in the event of a change in control of the Stock Holding Company or the Bank. Under the plan, employees with at least one year of service will be entitled to receive a severance benefit in the event of their involuntary termination of employment or resignation because they were not offered a comparable position following the change in control. No employees will be eligible to receive a severance benefit under the plan if they are a party to an individual employment agreement or change-in-control agreement with the Stock Holding Company or the Bank.

Employee Stock Ownership Plan and Trust. In connection with the Stock Offering, the Bank intends to adopt an employee stock ownership plan for eligible salaried employees. We expect to engage a third-party trustee to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of common stock issued in the Stock Offering, including shares contributed to the Foundation. We anticipate that the employee stock ownership plan will fund its stock purchase through a loan from the Stock Holding Company equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through the Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan.

E.	VOTE REQUIRED FOR APPROVAL OF THE CONVERSION

The Plan must be approved by a majority of the members present and voting at the Special Meeting.

The Conversion and the Stock Offering are not contingent on the approval by members of the Foundation. If the establishment and funding of the Foundation is not approved by members, the Conversion and the Stock Offering will still be consummated, assuming approval by members at the Special Meeting and the satisfaction of applicable conditions.

THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU

VOTE TO APPROVE THE PLAN.

G.	THE STOCK HOLDING COMPANY

General

The Stock Holding Company formed in the Conversion is a Maryland corporation with powers set forth in its Articles of Incorporation, Bylaws, and Maryland law. The Stock Holding Company will not hold any assets of the Bank that are required to be held by the Bank in order to satisfy capital or reserve requirements of Massachusetts or federal law. All assets, rights, obligations and liabilities of the Bank that are not expressly transferred to the Stock Holding Company will be retained by the Bank. The Stock Holding Company will be regulated by the Commissioner and the Federal Reserve Board.

Immediately after consummation of the Conversion, it is expected that the only business activities of the Stock Holding Company will be to hold all of the outstanding common stock of the Bank, to fund a loan to the ESOP from the proceeds of capital raised in the Stock Offering, and to contribute a portion of the net proceeds from the Stock Offering to the Bank as additional capital. The Stock Holding Company may use the net proceeds retained by it to pay dividends to stockholders. In the future, however, the Stock Holding Company, as the holding company of the Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise additional capital or in connection with mergers or acquisitions and borrowing funds for reinvestment in the Bank. There are no current plans for any additional capital issuance, merger or acquisition, or other diversification of the activities of the Stock Holding Company.

Properties

The Stock Holding Company is not expected to own real or personal property initially. Instead, the Stock Holding Company intends to utilize the premises, equipment and furniture of the Bank, and may pay a rental fee to the Bank for the use of such facilities. The principal executive offices of the Stock Holding Company will be located at 1265 Belmont Street, Brockton, Massachusetts 02301, and its telephone number at that address will be (413) 787-1400.

Comparison of the Chartering Instruments and Bylaws of the MHC, the Stock Holding Company and the Bank

The Bank was chartered as a Massachusetts co-operative bank in 1877 with all of the powers and privileges, and subject to all the duties, liabilities and restrictions set forth in Massachusetts law relating to co-operative banks. The charter and bylaws of the Bank (the “Bank Charter” and “Bank Bylaws”) were amended and restated in connection with the Conversion. The following is a comparison of the Bank Charter and Bank Bylaws, the MHC’s Charter (the “MHC Charter”) and Bylaws (the “MHC Bylaws”) and the Stock Holding Company’s proposed Articles of Incorporation (the “SHC Charter”) and proposed Bylaws (the “SHC Bylaws”).

Purpose and Powers. The MHC Charter provides that the MHC shall have and may exercise all powers and authority, express or implied, under applicable federal and state law for a Massachusetts mutual holding company, but shall not have power to take deposits. The Bank Charter and the Bank Bylaws provide that the Bank have all powers granted to Massachusetts co-operative banks under applicable law and regulation. The SHC Charter provides that the purpose of the Stock Holding Company is to engage in any lawful act or activity for which corporations may be organized under Maryland General Corporation Law (the “MGCL”).

Duration. The duration of the legal existence of the Bank, the MHC and the Stock Holding Company is perpetual.

Capital. The MHC may not issue capital stock. The SHC Charter authorizes the Stock Holding Company to issue up to 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. The Bank Charter authorizes the Bank to issue up to 7,000,000 shares of common stock, par value $1.00 per share and 3,000,000 shares of preferred stock, par value $1.00 per share. In the Conversion, the Bank will not issue or sell shares of voting stock to any person, other than the Stock Holding Company.

Voting Rights of Depositors. Depositors of Massachusetts-chartered mutual holding companies do not have voting rights. Stockholders of the Stock Holding Company and of the Bank have one vote for each share of common stock held. If the Stock Holding Company issues preferred stock, holders of the preferred stock may also possess voting rights.

Directors. The SHC Charter and Bank Bylaws provide that the directors are divided into three classes. The initial Class I Directors of the Stock Holding Company shall serve for a term expiring at the annual meeting of stockholders to be held in 2009, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2010, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2011. Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The SHC Bylaws state the number of directors shall be designated by resolution of the Board. The Bank Bylaws provide that directors shall be divided into three groups as nearly equal as possible and one of such groups shall be elected annually for a term of three years. The Bank Bylaws provide for no fewer than seven, but not more than twenty-five, directors, who may not be nominated or elected once they pass the age of 72.

Corporators. The MHC Bylaws provide for a minimum of 25, but no more than 50, corporators. The corporators have such powers as are expressly reserved to them under Massachusetts law to act on such matters as are properly brought before them by directors and to annually elect directors. The Stock Holding Company and the Bank do not have corporators.

Liquidation Rights. Under Massachusetts law, in the event of a liquidation of a mutual holding company, deposit account holders have the right to any assets remaining after payment of expenses and satisfaction of liabilities. All persons who had liquidation rights with respect to the MHC as of the effective date of the Conversion will continue to have such rights solely with respect to the Bank. No person who ceases to be the holder of a deposit account of the Bank shall have any liquidation rights with respect to the Bank. Upon the dissolution of the Bank, stockholders shall receive any funds remaining only after all perfected claims, including those of eligible depositors, against the Bank have been satisfied.

Indemnification. The Bank Bylaws and the MHC Bylaws provide for the indemnification of directors, officers, and non-officer employees for expenses incurred during any proceeding (i) as an employee of the Bank or the MHC, (ii) in any capacity with respect to any employee benefit plan sponsored by the Bank or the MHC, or any wholly owned subsidiary of the Bank or the MHC, (iii) as a director, officer or employee of any wholly owned subsidiary of the Bank or the MHC, or (iv) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Bank or the MHC. However, no indemnification shall be provided with respect to a matter as to which the claimant has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Bank or the MHC. The SHC Charter provides for the indemnification of its current and former directors and officers, whether serving the Stock Holding Company or at its request any other entity, to the fullest extent required or permitted by the MGCL, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and other employees and agents to such extent as authorized by the MGCL.

Limitation of Liability. The Bank Bylaws and the MHC Bylaws have no provision addressing the limitation of personal liability of corporators, directors or officers. The SHC Charter provides that directors and officers shall not be liable to the Stock Holding Company or its stockholders for money damages, except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit; or profit in money, property or services actually received; or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the SHC shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Amendment. The Bank Bylaws may be amended by the affirmative vote of a majority of the stockholders present and voting at any regular or special meeting of the stockholders. The MHC Charter and MHC Bylaws require that amendments be approved by a majority vote of the corporators. The SHC

Charter and SHC Bylaws may be amended by at least two-thirds of all votes entitled to be cast by the holders of shares of capital stock of the SHC entitled to vote on the matter, except certain sections of the SHC Charter require the vote of 80% of stockholders entitled to vote generally in the election of directors.

H.	MANAGEMENT OF THE STOCK HOLDING COMPANY AND THE BANK

Directors of Campello Bancorp, Inc.

The Stock Holding Company’s board of directors has seven members. The initial members of the board of directors have been drawn from the current directors of the MHC and the Bank. The Stock Holding Company’s bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Stock Holding Company are generally elected to serve for three-year periods and until their respective successors have been elected and qualify.

The table below sets forth certain information regarding the members of the Stock Holding Company’s board of directors and executive officers of the Stock Holding Company who are not directors, including the terms of office of board members.

Name(1)	Position(s) Held With Campello Bancorp	Age(3)	Director Since(2)	Current Term Expires
DIRECTORS

William A. Payne	Chairman	51	2002	2008
David W. Curtis	President and Chief Executive Officer	64	1990	2010
Frederick A. Lane	Director	59	1984	2010
Richard K. Hynes	Director	56	1988	2008
Jane E. Callahan	Director	46	1998	2009
Gary R. Oman	Director	57	1988	2009
Robert A. Rosenthal, Ph.D.	Director	60	2001	2010

EXECUTIVE OFFICERS OF CAMPELLO BANCORP WHO ARE NOT DIRECTORS

Dennis P. Jones	Senior Vice President, Chief Financial Officer and Chief Operating Officer	51	N/A	N/A
Estrela N. Carvalho	Secretary	47	N/A	N/A

(1)	The mailing address for each person listed is 1265 Belmont Street, Brockton, Massachusetts 01089.

(2)	Includes service with Campello MHC or The Community Bank.

(3)	As of June 30, 2008.

Directors of The Community Bank

The table below sets forth certain information regarding the members of the Bank’s board of directors, and executive officers of the Bank who are not directors, including the terms of office of board members.

Name(1)	Position(s) Held With The Community Bank	Age(3)	Director Since(2)	Current Term Expires
DIRECTORS

Jane E. Callahan	Chairman	46	1998	2008
Gary R. Oman	Director	57	1988	2009
Robert A. Rosenthal, Ph.D.	Director	60	2001	2010
Dean M. Coe	Director	67	2002	2008
John R. Feeney, CFP	Director	56	2003	2008
Stephen J. McDuffy	Director	57	1996	2009
Thomas N. Sampson	Director	64	1972	2010
Joanna Connolly	Director	64	2002	2009
David J. McCormick	Director	56	2005	2010
David W. Curtis	President and Chief Executive Officer	64	1990	2010

EXECUTIVE OFFICERS OF THE COMMUNITY BANK WHO ARE NOT DIRECTORS

Dennis P. Jones	Senior Vice President, Chief Financial Officer and Chief Operating Officer	51	N/A	N/A
Sheryl L. Walsh	Senior Vice President/Retail Banking and Sales	46	N/A	N/A
Peter J. Curtin, Jr.	Vice President/Senior Loan Officer	46	N/A	N/A
David A. Holmberg	Vice President/Human Resources	41	N/A	N/A
Kathleen L. Kelley	Vice President/Marketing and Development	37	N/A	N/A
Christopher E. Richards	Vice President/Senior Business Loan Officer	39	N/A	N/A

(1)	The mailing address for each person listed is 1265 Belmont Street, Brockton, Massachusetts 01089.

(2)	Includes service with the MHC or the Bank.

(3)	As of June 30, 2008.

The principal occupation during the past five years of each of the above-listed directors and executive officers is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

Directors

Jane E. Callahan has served as Chair of The Community Bank’s board of directors since June 2003. Ms. Callahan is the Founder and Principal of HR Alternatives since 1994. Located in Bridgewater, Massachusetts, HR Alternatives provides human resources consulting to business owners, executives and human resources professionals.

Dean M. Coe is the Founder and Principal of Dean M. Coe Associates, located in Sandwich, Massachusetts. Mr. Coe provides executive search and recruitment consulting services to both the private and non-profit sectors, as well as career transition coaching for executives.

Joanna Connolly is a retired attorney. Ms. Connolly was with the Massachusetts Office of the Attorney General since 1992, serving as Assistant Attorney General and Chief of the Insurance Division from 2001 until her retirement in June 2002.

David W. Curtis joined The Community Bank in 1990, serving as President and Chief Executive Officer. Prior to joining The Community Bank, Mr. Curtis was President and Chief Executive Officer of Shirley Co-operative Bank from 1984 to 1990; Principal of The Marketing Center from 1980 to 1984; Vice President of The Co-operative Bank from 1975 to 1980 and Public Relations Officer of Middlesex Savings Bank from 1974 to 1975.

John R. Feeney, CFP is the Founder and President of Noble Financial Advisory, Inc., East Sandwich, Massachusetts. Mr. Feeney is a registered financial advisor and provides fee-only financial planning. The firm offers individuals and corporations full financial planning and money management services.

Richard K. Hynes is President of Barbour Corporation, Brockton, Massachusetts, a worldwide group of companies that is involved in the manufacturing, sales and distribution of products for various commercial and industrial applications. Barbour Welting Company, in Brockton, Massachusetts, and Barbour Welting U.K. Ltd. in Northampton, England, are manufacturers of welting for high-end footwear. Barbour Plastics, Inc. is a manufacturer of thermoplastic profile extrusions for OEM applications located in Brockton, Massachusetts and Atlanta, Georgia. Barbour Corporation is a privately owned family business.

Frederick A. Lane has served as Chair of Campello Bancorp since 1998. Mr. Lane is now the Vice President of Cushman Insurance, a Brockton, Massachusetts insurance agency, having been President until 2007 when his son assumed the Presidency. The agency has offices in Brockton, Halifax, Lakeville, Norton and Attleboro, Massachusetts. The agency provides these communities with insurance-related products.

David J. McCormick is President of McCormick & Sons Insurance Agency, Inc., with offices in Avon and Waquoit, Massachusetts. Mr. McCormick acquired the James F. McHugh Insurance Agency and created McCormick & Sons Insurance Agency in 1977. In 1995, the agency expanded to Cape Cod with the purchase of the Waquoit Insurance Agency in East Falmouth.

Stephen J. McDuffy is President and Treasurer of Holmes McDuffy Florists, a third generation family-owned and -operated florist business since 1927.

Gary R. Oman is a CPA and Financial Planner and is a Partner of Gary R. Oman, PC, Brockton, Massachusetts.

William A. Payne is Co-Founder and Principal of PRW Associates, Inc., a financial services firm located in Quincy, Massachusetts. PRW Associates is a diversified financial services firm providing for the planning needs of families of wealth, mid-market corporations, non-profits, foundations and endowments specializing in private wealth management, wealth transfer planning and corporate benefits. Mr. Payne is a Licensed Insurance Advisor and a Registered Representative with NFP Securities, Inc.

Robert A. Rosenthal, Ph.D is a Professor of Economics at Stonehill College in Easton, Massachusetts. Dr. Rosenthal is also a Fellow of the Center for Regional and Policy Analysis at the Martin Institute for Law and Society at Stonehill College and provides consulting to attorneys on Forensic Economics.

Thomas N. Sampson was the President/Treasurer of Sampson & Hall Funeral Home until his retirement in 2008.

Executive Officers of Campello Bancorp and The Community Bank Who Are Not Also Directors

Dennis P. Jones joined The Community Bank in 1991 and serves as Senior Vice President, Chief Financial Officer and Chief Operating Officer. Prior to joining The Community Bank, Mr. Jones was Vice President/Chief Financial Officer of Plymouth Five Cents Savings Bank from 1985 to 1991 and was employed with Peat, Marwick, Mitchell & Company from 1980 to 1985, first as a Supervising Senior Accountant and then as Audit Manager.

Sheryl L. Walsh joined The Community Bank in 2005 as Vice President of Sales. In 2006, Ms. Walsh assumed responsibility for the retail division in addition to sales. In April 2008, Ms. Walsh was elected Senior Vice President/Retail Banking and Sales. From 1981 to 2003, Ms. Walsh was employed by Cape Cod Bank and Trust Company, most recently serving as its Senior Vice President/CCBT Financial Companies from 2002 to 2005.

Peter J. Curtin, Jr. joined The Community Bank in 1992 and serves as Vice President/Senior Loan Officer. Prior to joining The Community Bank, Mr. Curtin served as Assistant Vice President/Mortgage Officer for Plymouth Five Cents Savings Bank from 1986 to 1992 and was a Mortgage/Collections Officer with Mansfield Credit Union from 1984 to 1986.

David A. Holmberg joined The Community Bank in February 2007 as Vice President/Human Resources. Previously, Mr. Holmberg was Vice President/Human Resources Manager with Eastern Bank (formerly Plymouth Savings Bank), Human Resources Representative with Westwood/Pembroke Corporation and Fund Coordinator/Registered Representative with Scudder, Stevens & Clark, Inc.

Kathleen L. Kelley joined The Community Bank in 1998 as Director of Marketing and Sales and currently serves as The Community Bank’s Vice President/Marketing and Development. From 1996 to 1998, Ms. Kelley worked for the Fuller Museum of Art, first as Assistant Director of Development then as Director of Development and Marketing. Ms. Kelley was an Education Program Manager with the United States Army in Okinawa, Japan from 1994 to 1995 as well an English Teacher at the Wings Language Center In Okinawa from 1993 to 1996.

Christopher E. Richards joined The Community Bank in 2003, serving as Vice President/Business Loan Officer, and was elected Vice President/Senior Business Loan Officer in April 2008. From 1996 to 2003, Mr. Richards was Vice President/SBA Loan Program Manager at South Eastern Economic Development (SEED) Corporation in Taunton, Massachusetts.

Estrela N. Carvalho joined The Community Bank in 1997. Ms. Carvalho is the Executive Assistant to the Chief Executive Officer and Chief Financial Officer and serves as the Clerk of The Community Bank and its board of directors.

Remuneration. The Conversion will not result initially in an increase in the total compensation currently paid to directors of the MHC or to directors of the Bank, except as discussed in Section I.D, “Management Benefits—Benefit Plans and Employment Agreements.” Compensation may be increased in the future to reflect the additional responsibilities of directors of a stock company with public shareholders.

I.	REGULATION OF THE STOCK HOLDING COMPANY

After consummation of the Conversion, the Stock Holding Company will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC for the Bank. On a consolidated basis after the Conversion, the equity of the Stock Holding Company will exceed these requirements.

Prior Federal Reserve Board approval will be required for the Stock Holding Company to acquire direct or indirect ownership or control of any voting securities of any bank. In addition to the approval of the Federal Reserve Board, prior approval of any bank acquisition may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired, including the Commissioner and the FDIC.

The status of the Stock Holding Company as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally. In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing limited securities brokerage services; (iv) acting as a securities broker-dealer or underwriter on a limited basis; (v) acting as fiduciary, investment or financial advisor; (vi) leasing personal or real property; (vii) making investments in corporations or projects designed primarily to promote community welfare; and (viii) acquiring a savings and loan association.

Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a co-operative bank, is regulated as a bank holding company. The term “company” is defined by the Massachusetts banking laws similarly to the definition of “company” under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Division of Banks; and (iii) is subject to examination by the Division of Banks. The Stock Holding Company would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from the Bank.

J.	THE BANK

The Bank is a Massachusetts-chartered stock cooperative bank regulated by the Commissioner and the FDIC. Upon the effective date of the Conversion, 100% of the outstanding common stock of the Bank will be owned by the Stock Holding Company and the Bank will continue to conduct business under the name “The Community Bank, A Massachusetts Cooperative Bank.”

K.	RESTRICTIONS ON ACQUISITION OF THE STOCK HOLDING COMPANY AND THE BANK

Although the board of directors of the Stock Holding Company is not aware of any effort that might be made to obtain control of the Stock Holding Company after the Conversion, the board of directors believes that it is appropriate to include certain provisions as part of the Stock Holding Company’s articles of incorporation to protect the interests of the Stock Holding Company and its stockholders from takeovers that our board of directors might conclude are not in the best interests of the Bank, the Stock Holding Company or the Stock Holding Company’s stockholders.

The following discussion is a general summary of the material provisions of the Stock Holding Company’s articles of incorporation and bylaws, the Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Stock Holding Company’s articles of incorporation and bylaws and the Bank’s stock charter and bylaws, reference should be made in each case to the document in question.

Campello Bancorp’s Articles of Incorporation and Bylaws

The Stock Holding Company’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of the Stock Holding Company more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the Stock Holding Company’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole board or upon the upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, the Stock Holding Company will have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 50,000,000 shares of serial preferred stock. The Stock Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Stock Holding Company that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of the Stock Holding Company. The board of directors of the Stock Holding Company has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(v)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(vi)	The ability of the board of directors to amend and repeal the bylaws;

(vii)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire the Stock Holding Company;

(viii)	The authority of the board of directors to provide for the issuance of preferred stock;

(ix)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by the Stock Holding Company; and

The limitation of liability of officers and directors to the Stock Holding Company for money damages. The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

Applicable regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Commissioner of the Massachusetts Division of Banks, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. Applicable regulations define “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulations also provide civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured bank or its parent holding company unless the Commissioner of the Massachusetts Division of Banks, Federal Reserve Board or FDIC, as the case may be, has not issued a notice disapproving the proposed acquisition. In addition, applicable regulations provide that no company may acquire control of a co-operative bank without the prior approval of the Commissioner of the Massachusetts Division of Banks and the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Commissioner of the Massachusetts Division of Banks and the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Commissioner of the Massachusetts Division of Banks, Federal Reserve Board or FDIC that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

Acquisition of more than 10% of any class of a bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Commissioner of the Massachusetts Division of Banks, Federal Reserve Board or FDIC, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a bank’s stock who do not intend to participate in or seek to exercise control over a bank’s management or policies may qualify for a safe harbor by filing with the Commissioner of the Massachusetts Division of Banks, Federal Reserve Board or FDIC a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Commissioner of the Massachusetts Division of Banks, Federal Reserve Board or FDIC, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Commissioner of the Massachusetts Division of Banks, Federal Reserve Board or FDIC may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

L.	DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY

General

At the effective date of the Conversion, the Stock Holding Company will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. The Stock Holding Company currently expects to issue in the Stock Offering up to 2,702,500 shares of common stock, subject to adjustment. The Stock Holding Company will not issue shares of preferred stock in the Conversion. Each share of the Stock Holding Company common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of the Stock Holding Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. The Stock Holding Company may pay dividends to an amount equal to the excess of its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent, as and when declared by its board of directors. The payment of dividends by the Stock Holding Company is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of the Stock Holding Company will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If the Stock Holding Company issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the Conversion, the holders of common stock of the Stock Holding Company will have exclusive voting rights in the Stock Holding Company. They will elect the Stock Holding Company’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of the Stock Holding Company’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If the Stock Holding Company issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a Massachusetts co-operative bank, corporate powers and control of the Bank are vested in our board of directors, who elect the officers of the Bank and who fill any vacancies on the board of directors. Voting rights of the Bank are vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Stock Holding Company, and voted at the direction of the Stock Holding Company’s board of directors. Consequently, the holders of the common stock of the Stock Holding Company will not have direct control of the Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Holding Company, as the holder of 100% of the Bank’s capital stock, would be entitled to receive all assets of the Bank available for distribution, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of the Stock Holding Company will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of the Stock Holding Company’s authorized preferred stock will be issued as part of the Stock Offering or the Conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

II.	THE CHARITABLE FOUNDATION

A.	DESCRIPTION OF CHARITABLE FOUNDATION

In furtherance of the Bank’s commitment to its community, the Bank intends to cause to be formed the Foundation as part of the Conversion. The Foundation will be dedicated to charitable purposes within the communities in which the Bank maintains its headquarters and banking branches or Business Resource Centers. The Foundation is intended to complement the Bank’s community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Stock Holding Company and the Bank over the long term. Consistent with the Bank’s goal, the Bank intends, immediately following the Conversion, to donate to the Foundation an amount of common stock equal to up to 4.75% of the shares of common stock sold in the Stock Offering, and cash in an amount of up to 0.25% of the value of shares of common stock sold in the Stock Offering. The Foundation will be dedicated to the promotion of charitable purposes including, without limitation, community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic minded projects.

The establishment and funding of the Foundation is contingent on the completion of the Conversion and the Stock Offering. If the Conversion and Stock Offering are not approved by members and completed, the Foundation will not be established and funded, even if the members vote to approve the establishment and funding of the Foundation.

B.	VOTE REQUIRED FOR APPROVAL OF ESTABLISHMENT AND FUNDING OF THE CHARITABLE FOUNDATION

The establishment and funding of the Foundation must be approved by a majority of the members present and voting at the Special Meeting.

THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT

YOU VOTE TO APPROVE ESTABLISHMENT AND FUNDING OF THE FOUNDATION.

III.	OTHER MATTERS

The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Estrela N. Carvalho

Brockton, Massachusetts

October __, 2008